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                         MANUFACTURERS INVESTMENT TRUST

                          Establishment and Designation
                          Of Additional Class of Shares

            The undersigned, being a majority of the Trustees of Manufacturers Investment Trust (the "Trust"), acting pursuant to Section 4.1(b) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby establish and designate a fifth class of shares of each of the series of the Trust noted below:

            Lifestyle Aggressive 1000 Trust

            Lifestyle Growth 820 Trust

            Lifestyle Balanced 640 Trust

            Lifestyle Moderate 460 Trust

            Lifestyle Conservative 280 Trust

      1. The Trust has four classes of shares one of which is designated "Series I" shares of beneficial interest, and a second of which is designated "Series II" shares of beneficial interest, a third of which is designated "Series III" shares of beneficial interest and a fourth of which is designated "NAV shares of beneficial interest.

      2. The fifth class of shares is designated "Series IIIA" shares of beneficial interest.

      3. Series IIIA shares of beneficial interest shall be entitled to all the rights and preferences accorded Shares under the Declaration of Trust.

      4. The rights and preferences of Series IIIA shares of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the Trust's Multiclass Plan Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as such plan may be amended from time to time.

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            In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this ____ day of ________________.

________________________                   _______________________________
Don B. Allen                               John D. Richardson

________________________                   _______________________________
Charles L. Bardelis                        F. David Rolwing

________________________
John D. DesPrez III

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.